Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Promotes John Lass to EVP, Field Operations

Lass Reports to CEO Dan McCarthy

STAMFORD, Conn., April 7, 2015 – Frontier Communications Corporation (NASDAQ: FTR) announced today that John Lass has been promoted to Executive Vice President, Field Operations.  In his new position, which became effective April 3rd,  Mr. Lass is responsible for Frontier‘s operations throughout 28 states, Network Operations, and Carrier and Wholesale operations.   Most recently, Mr. Lass was based in Fort Wayne, Indiana as President of Frontier’s Central Region, comprising Illinois, Indiana, Iowa, Michigan, Minnesota and Nebraska.

Mr. Lass’ tenure with Frontier includes a variety of operating roles as well as leadership of integration activities related to significant mergers and acquisitions. He served as Vice President of Revenue Assurance and as Regional Operations Vice President, Vice President and General Manager of Citizens Utilities Vermont Electric Division, and held operations positions in New York and the Midwest with Frontier, GTE and Contel.

Mr. Lass earned a B.S. in Civil Engineering from Iowa State University in Ames, Iowa and an Associate of Arts Degree from Iowa Central Community College.

About FRONTIER COMMUNICATIONS

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices and advanced communications for medium and large businesses in 28 states. Frontier's approximately 17,400 employees are based entirely in the United States. More information is available at www.frontier.com.